UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Retractable Technologies, Inc.

(Exact name of registrant as specified in its charter)

Texas	75-2599762
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

511 Lobo Lane Little Elm, Texas	75068-0009
(Address of Principal Executive Offices)	(Zip Code)

Retractable Technologies, Inc. 1999 Stock Option Plan (the “99 Plan”);

1996 Incentive Stock Option Plan of Retractable Technologies, Inc. (the “96 ISO Plan”);

Retractable Technologies, Inc.’s 1996 Stock Option Plan for Directors and Other Individuals (the “96 Plan”); and

Retractable Technologies, Inc. NonQualified Stock Option Agreement between Retractable Technologies, Inc.

and Mr. Harry Watson (the “Watson Plan”)

(Full title of the plans)

Douglas W. Cowan

Vice President and Chief Financial Officer

511 Lobo Lane

Little Elm, Texas 75068-0009

(Name and address of agent for service)

972-294-1010

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered*	Proposed maximum offering price per share**	Proposed maximum aggregate offering price**	Amount of registration fee
Common Stock
99 Plan	4,000,000	$4.22	$16,880,000	$1,806.16
96 ISO Plan	800,000	$4.22	$ 3,376,000	$ 361.24
96 Plan	200,000	$4.22	$ 844,000	$ 90.31
Watson Plan	25,000	$4.22	$ 105,500	$ 11.29

*	Registrant is registering an aggregate of 5,025,000 shares of its Common Stock that may become issuable upon exercise of options granted or to be granted under the 99 Plan, the 96 ISO Plan, the 96 Plan, and the Watson Plan (collectively the “Plans”). In the event of a stock split, stock dividend or similar transaction involving the Common Stock of Registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) of the Securities Act of 1933 (the “Act”).

**	Estimated pursuant to Rule 457(c) and (h) under the Act solely for purposes of calculating the amount of the registration fee, based upon the average of the high and low prices of the Registrant’s Common Stock on November 28, 2005.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I, Items 1 and 2 of Form S-8, will be sent or given to participants in the Plans in accordance with Form S-8 and Rule 428(b)(1) of the Act. Registrant will furnish, without charge, to each participant to whom information is required to be delivered, upon written or oral request, a copy of each document incorporated by reference in Item 3 of Part II of this Registration Statement, which documents are incorporated by reference in the Section 10(a) prospectus, and any other documents required to be delivered to them under Rule 428(b)(1) of the Act. Requests should be directed to Retractable Technologies, Inc., 511 Lobo Lane, Little Elm, Texas 75068, Attention: Douglas W. Cowan, Vice President and Chief Financial Officer. Registrant’s telephone number is 972-294-1010 and fax number is 972-292-1630.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following are incorporated herein by reference in the Registration Statement:

(a)	The Registrant’s Form 10-KSB filed on March 31, 2005, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”);

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2004; and

(c)	The description of the Common Stock, no par value per share, contained in a Registration Statement on Form 10-SB filed by the Registrant with the United States Securities and Exchange Commission on June 23, 2000 (File No. 333-52706), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable

Item 5.	Interests of Named Experts and Counsel.

Not applicable

Item 6.	Indemnification of Directors and Officers.

Indemnification Under the Amended and Restated Bylaws

Section 3.19 of our Amended and Restated Bylaws provides that the Board of Directors shall indemnify each of our former or present Directors and officers for expenses actually and necessarily incurred in any actual or threatened proceedings where the officer or Director is a party by reason of holding his position as an officer or Director subject to not being finally adjudicated liable for gross negligence. The Board of Directors may, in proper cases, extend the indemnification to cover the good faith settlements of any such proceedings to the maximum extent permitted by Article 2.02-1 of the Texas Business Corporation Act (the “Corporation Act”). The Corporation Act permits such indemnification as set forth below.

Indemnification Under the Corporation Act

Article 2.02-1 of the Corporation Act allows the indemnification of a person threatened to be named a respondent in a Proceeding (any threatened civil, criminal, or arbitrative action or inquiry) because he is or was a Director (or officer, employee, or agent) only if: 1) he conducted himself in good faith, 2) he reasonably believed that his conduct was in the Registrant’s best interests (assuming the conduct was undertaken in his official capacity), and 3) where the Proceeding is criminal, he had no reasonable cause to believe his conduct was unlawful. Where his behavior was not undertaken in his official capacity, he must have reasonably believed his conduct was not opposed to the Registrant’s best interests. These persons, however, may not be indemnified in respect of a Proceeding where they are found either liable to the Registrant or found as liable on the basis of a personal benefit being improperly received where the conduct was willful or intentional misconduct in the performance of his duty to the Registrant. However, where the misconduct is not willful or intentional but the person is found liable to the Registrant or liable as a result of an improperly received personal benefit, the indemnification is limited to reasonable expenses actually incurred.

The termination of a Proceeding by a judgment, settlement, or plea of nolo contendere is not dispositive that a person did not meet the standards for indemnification. The determination of indemnification must be made: 1) by a majority vote of the Directors not named as defendants, 2) by a majority vote of a committee meeting specific independence requirements, 3) by special legal counsel meeting specific independence requirements, or 4) by a vote of shareholders that excludes the shares held by the persons requesting indemnification (the “Special Determination Process”).

The Company shall indemnify a person for reasonable expenses where he is wholly successful, on the merits or otherwise, in defense of a Proceeding.

Reasonable expenses incurred by a present Director may be paid in advance without a predetermination of eligibility, where the Registrant receives a written affirmation of his good faith belief he meets the eligibility requirements and a written undertaking (without the need for any security or any reference to financial ability to make repayment) to repay any amounts paid if it is ultimately determined he has not met that standard. However, amounts may be paid in advance for former Directors and officers, or present employees and agents on any terms the Registrant may consider appropriate.

Determinations of indemnification for employees or agents do not need to be made by the Special Determination Process. The Registrant may also indemnify and advance expenses for persons serving as Directors, officers, or agents of another foreign or domestic enterprise who were serving at the request of the Registrant.

The Registrant may separately purchase insurance policies or create company based insurance policies for such persons that cover behavior for which indemnification is not permitted. If the arrangement is with a person who is not regularly engaged in the insurance business, the policy can only provide for payment of liabilities the Registrant does not have power to indemnify under the statute after such arrangement has been approved by the shareholders. In the absence of fraud, such determinations by the Board of Directors shall be conclusive and not voidable.

Any indemnification or advance must be reported in writing to the shareholders within one year.

Indemnification by Contract

Officers and Directors Liability Policies

The Registrant obtained an Executive Liability Insurance Policy and Outside Directorship Liability Policy from Executive Risk Indemnity, Inc. for the period from August 22, 2005 to 2006 (the “Policy” for purposes of this subsection only). The Policy covers the Registrant, Subsidiaries, and Insured Persons (any natural person who was, now is, or shall become a Director, officer, holder of an equivalent position in a foreign organization, and any employee [but only with respect to Securities Claims]). Such persons are covered for $5,000,000 in Claims with retention limits (amounts that must be paid by the Registrant before the insurer covers the rest) of $100,000 for an Indemnified Loss, $250,000 for Securities Claims, and up to $250,000 for a Claim under the Outside Director Policy. The Policy covers: 1) on behalf of Insured Persons all non-indemnified Loss on account of any Claim first made during the policy period for a Wrongful Act (reported to the Registrant), 2) on behalf of the Registrant, all Loss for which the Registrant grants indemnification to an Insured Person, and 3) on behalf of the Registrant, all Loss on account of any Securities Claim.

Claims are defined to mean: 1) a written demand for monetary damages or non-monetary relief, 2) a civil proceeding, 3) a formal administrative or regulatory proceeding, or 4) a criminal proceeding (for Directors and officers only). A Securities Claim is defined to mean that portion of a Claim brought by a shareholder in his capacity as a shareholder or derivatively on behalf of the Registrant or a Claim that alleges that the Registrant or any Insured Person violated a securities law or committed a Wrongful Act that constitutes or arises from the purchase or sale of securities of the Registrant provided that it does not include any Claim on behalf of an employee arising from any agreement or grant of stock or options to the employee.

Loss is defined to include settlements as well as judgments and punitive damages and includes interest as well. Loss does not include multiple damages. The Policy further specifically defines Loss not to include the following: 1) costs to comply with injunctive relief, 2) any amount incurred in the investigation of any action that is not then a Claim even if such amount also benefits the defense of a Covered Claim or such action later gives rise to a Claim, 3) taxes, fines, or penalties, 4) uninsurable matters, and 5) any amount substantially equivalent to an increase in the consideration paid by the Registrant in connection with its purchase of any securities or assets.

The Policy specifically excludes the following from coverage: 1) committing in fact of any deliberately fraudulent act or omission or any willful violation of any statute or regulation, 2) illegal profit, 3) short swing profits, 4) Claims in their outside capacity, 5) Claims by outside entities against outside Directors, 6) Claims of bodily injury, including mental anguish and emotional distress, 7) Claims for property damage, 8) Claims of Insureds against Insureds (with certain exceptions, including derivative Claims, employments Claims, and Claims for indemnity), 9) Claims regarding pollution, including abatement Claims, 10) prior acts by outside Directors, and 11) Claims under ERISA.

Directors serving on the Board of a non-Profit or Scheduled Outside Entity are covered as long as the service is with the knowledge of or at the request of the Registrant.

In the event of a demand for a derivative action to be filed on behalf of the shareholders, the Policy covers payment of investigative costs resulting from such a demand up to a cap of $250,000.

Employment Practices Liability Policy

The Registrant obtained an Employment Practices Liability Policy from Executive Risk Indemnity, Inc. for the period from August 22, 2005 to 2006 (the “Employment Practices Policy”). The Employment Practices Policy covers the Registrant, subsidiaries, and Insured Persons (any natural person who was, now is, or shall become an Employee, Volunteer, duly elected Director, officer or Independent Contractor). Such persons are covered for up to $3,000,000 in Claims with a retention (amount that must be paid by the Registrant before the insurer covers the rest) of $50,000. The Employment Practices Liability Policy covers Losses on account of any Employment Claim first made against an Insured for Employment Practices Wrongful Acts.

A Claim is defined to mean any of the following: a) a written demand for monetary relief or for reinstatement, reemployment, or re-engagement, b) a civil proceeding, c) a criminal proceeding outside the United States, d) an arbitration proceeding, or e) an administrative, regulatory, or tribunal proceeding brought on behalf of a past, present, or prospective employee, volunteer, or independent contractor for an Employment Practices Wrongful Act. Claims specifically exclude labor or grievance arbitration or other proceedings pursuant to a collective bargaining agreement. Employment Practices Wrongful Acts are defined to include: Breach of Employment Contract, Employment Discrimination, Employment Harassment, Retaliation, Workplace Tort, Wrongful Employment Decision, and Wrongful Termination. Loss on account of Third Party Claims are covered for discrimination or sexual harassment against Third Parties.

Loss is defined to include settlements as well as punitive damages and judgments. Loss excludes future salary, wages, commissions, taxes, fines or penalties, stock benefits, uninsurable matters, severance payments, and amounts incurred in the defense or investigation of any action that is not then a Claim even if such amounts expended benefit the defense of a covered Claim or such action subsequently gives rise to a Claim.

Specifically excluded from coverage are the following: 1) Claims for bodily injury including mental anguish, emotional distress, and humiliation, 2) Claims for property damage, 3) Claims for Breach of Contract brought by Independent Contractors, Third Parties pursuant to Third Party Service Agreements and written employment agreements), 4) Claims for Assumed Liability arising out of any agreement, 5) Claims arising out of antitrust issues, 6) Claims relating to pollution, including abatement Claims, 7) Workers Compensation Claims (except those for Retaliation), 8) RICO Claims, 9) Claims for benefits, 10) Claims for ADA accommodation costs, 11) Claims for costs to comply with non-Monetary relief, 12) Claims for assault and battery, and 13) Claims under certain statutes (ERISA, COBRA, OSHA, FLSA, WARN, and NLRA) although retaliation Claims for reporting violations language of these statutes are covered.

Indemnification Language Contained in the 96 ISO Plan and 96 Plan

In addition to other indemnification rights they may have, the Compensation and Benefits Committee members shall be indemnified by the Registrant against reasonable expenses incurred in defense of (and any judgments paid on account of) any action or proceeding to which they may be a party (including settlement expenses provided the settlement is approved by independent counsel to the Registrant) by reason of any action (or failure to take action) in connection with the 96 ISO Plan or 96 Plan or any option granted thereunder except in relation to actions where the Compensation and Benefits Committee is found liable for negligence or misconduct.

CEO Employment Agreement Indemnification Language

Pursuant to a written employment agreement with Thomas J. Shaw, the Company’s Chief Executive Officer, the Company has agreed to indemnify him for all legal expenses and liabilities incurred with any proceeding involving him by reason of his being an officer or agent of the Registrant. We have further agreed to pay reasonable attorney fees and expenses in the event that, in his sole judgment, he needs to retain counsel or otherwise expend his personal funds for his defense.

Item 7.	Exemption from Registration Claimed.

In 2001, four non-accredited persons exercised non-qualified stock options (“NQSOs”) to purchase 9,000 shares of Common Stock at a price of $1 per share for aggregate consideration of $9,000. These options were exercised pursuant to the Section 4(2) exemption from the registration requirements of the Securities Act.

Item 8.	Exhibits.

Exhibit No.	Description of Document
4.1	Common Stock Certificate *

4.2	Pages 3, 4 and 8 of the Third Amended and Restated Articles of Incorporation defining the rights of holders of the Common Stock **

4.3	Pages from Amended and Restated Bylaws defining the rights of the holders of Common Stock ***

5	Opinion of Krage & Janvey, L.L.P. ***

23.1	Consent of Krage & Janvey, L.L.P. (See Exhibit 5) ***

23.2	Consent of CF & Co., L.L.P. ***

99.1	99 Plan, as amended ****

99.2	96 ISO Plan ** ** *

99.3	96 Plan ** ** *

99.4	Watson Plan ***

*	Incorporated herein by reference to Exhibit No. 4.1 to RTI’s Form SB2-A3 filed on April 27, 2001

**	Incorporated herein by reference to Exhibit No. 3 to RTI’s Form 10-Q filed on November 14, 2005

***	Attached hereto

****	Incorporated herein by reference to Exhibit No. 3.12 to RTI’s Form 10-SB filed on June 23, 2000 as amended by that certain First Amendment to 1999 Stock Option Plan filed as Exhibit No. 10.13 to RTI’s Form 10-KSB filed on March 31, 2003

** ** *	Incorporated herein by reference to RTI’s Form 10-SB filed on June 23, 2000

Item 9.	Undertakings.

The Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) that, for the purpose of determining liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement of the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering; and

(3) to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Act may be permitted to Directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such Director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Elm, State of Texas, on December 1, 2005.

RETRACTABLE TECHNOLOGIES, INC.
(Registrant)

BY:	/S/ THOMAS J. SHAW
THOMAS J. SHAW
CHAIRMAN, PRESIDENT, AND CHIEF EXECUTIVE OFFICER

11/8/05

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/S/ DOUGLAS W. COWAN
Douglas W. Cowan
Vice President, Chief Financial Officer, Treasurer, and Director

11/8/05

/S/ STEVEN R. WISNER
Steven R. Wisner
Vice President, Engineering & Production and Director

11/8/05

/S/ RUSSELL B. KUHLMAN
Russell B. Kuhlman
Director

11/8/05

/S/ CLARENCE ZIERHUT
Clarence Zierhut
Director

11/8/05

/S/ MARWAN SAKER
Marwan Saker
Director

11/8/05

/S/ PATTI KING
Patti King
Director

11/8/05

/S/ JIMMIE SHIU
Jimmie Shiu
Director

11/8/05

/S/ MARCO LATERZA
Marco Laterza
Director

11/8/05